EXHIBIT 2.2

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A sUBORDINATION aGREEMENT DATED AS OF NOVEMBER 9, 2015, IN FAVOR OF mETRO bANK, WHICH SUBORDINATION AGREEMENT IS INCORPORATED HEREIN BY REFERENCE. NOTWITHSTANDING ANY CONTRARY STATEMENT CONTAINED IN THE WITHIN INSTRUMENT, NO PAYMENT ON ACCOUNT OF THE PRINCIPAL OR INTEREST HEREIN SHALL BECOME DUE OR BE PAID AND NO ACTIONS SHALL BE TAKEN HEREUNDER EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH SUBORDINATION AGREEMENT.

subordinated NOTE

$4,000,000	November 9, 2015

FOR VALUE RECEIVED, SIEBERT BRANDFORD SHANK FINANCIAL, LLC, a Delaware limited liability company (“Payor”), promises to pay to the order of MURIEL SIEBERT & CO., INC. or its assigns (“Holder”), the principal amount of $4,000,000 (Four Million Dollars) and interest on the outstanding principal amount hereof (as the same may be increased from time to time pursuant to Section 1(b) hereof) at the rate of 8% per annum (computed on the basis of a 360-day year of twelve 30-day months), in the manner and at the times set forth in Section 1(b) of this Subordinated Note (this “Note”). Interest shall accrue from and including the date hereof (the “Issue Date”) and continue to accrue on the outstanding principal amount until paid in full.

This Note has been executed and delivered pursuant to and in accordance with the terms of the Purchase Agreement, dated as of November 9, 2015 (as it may be amended, supplemented or otherwise modified from time to time), by and among Payor and Holder.

1.          Payments.

(a)        Scheduled Payment. The unpaid principal amount and all accrued and unpaid interest shall be due and payable on November 9, 2020.

(b)        Interest. Accrued interest on this Note shall be payable monthly in arrears on the 1st of each month (or if any such day is not a business day in the City of New York, on the next succeeding business day). On each such payment date, Payor shall, in lieu of the payment in cash of interest due on this Note, pay such amount by adding such amount to the principal amount hereof on such payment date, which amount shall thereafter constitute principal under and for all purposes of this Note.

(c)        Default Interest. At any time an Event of Default (as defined in Section 4) has occurred and is continuing, at the election of Holder, interest on this Note shall accrue at a rate of 10% per annum (the “Default Interest Rate”).

(d)        Prepayment. Principal of and accrued and unpaid interest on this Note may be prepaid, in whole or in part. At least ten (10) business days prior to any such prepayment, Payor shall deliver to Holder written notice thereof, specifying the amount of the principal of and accrued and unpaid interest on this Note to be prepaid and the date of such prepayment. Payor shall maintain a record in the Note Register (defined below) showing the principal amount and accrued and unpaid interest on this Note prepaid and the date of each prepayment.

(e)        Form of Payment. All payments of interest and principal shall be in lawful money of the United States of America in immediately available funds. All payments shall be applied first to accrued interest and, thereafter, to principal.

2.         Covenants, Agreements and Representations.

(a)        Certain Actions. Payor hereby (x) agrees that the covenants of Section 7 of the Subordinated Loan Agreement dated as of November 9, 2015 by and among Metro Bank (the “Bank”), Siebert Branford Shank Financial, LLC, and Siebert Branford Shank & Co., L.L.C. (the “Loan Agreement”) are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein and shall constitute agreements made by Payor hereunder for all purposes of this Note, (y) agrees to deliver to Holder all certificates, reports, statements and any other documents or information required to be provided to the “Bank” under Section 9 of the Loan Agreement (regardless of any amendment or termination thereof), and (z) represents and warrants that, on the Issue Date, all the representations and warranties of Payor in Section 6 of the Loan Agreement are true and correct and are herein repeated for the benefit of Holder; provided that, for purposes of clauses (x) and (y), (i) each reference in Section 7 of the Loan Agreement to “Bank” (except for those in Section 7.3(a), the last sentence of Section 7.3, 7.4, 7.5, 7.9(a), 7.10, 7.12, 7.16, 7.23 and 7.28) shall be deemed to be a reference to Holder and (ii) the terms incorporated herein, as modified by clauses (x) and (y), shall continue to be in full force and effect as long as this Note remains outstanding notwithstanding any termination of the Loan Agreement. With respect to Section 7.20 of the Loan Agreement, the reference therein to “Pledge Agreements” shall be deemed to refer to that certain Pledge Agreement entered into between the Pledgors, Holder and Payor, dated the same date as this Subordinated Note, and the reference to “fifty-one percent (51%)” shall be deemed to refer to “forty-nine percent (49%).” The obligations of Payor to Holder pursuant to this Section 2(a) shall be automatically modified to reflect any amendments or waivers to the Loan Agreement approved by the Bank in accordance with the terms and conditions of the Loan Agreement that do not materially and adversely affect the rights of the Holder in a fashion that is different from how such amendment or waiver applies to the rights of the Bank (other than Sections 7.2, 7.3 and 7.5 of the Loan Agreement, as to which this Section 2(a) shall not be modified to reflect any amendments or waivers to such sections of the Loan Agreement (or defined terms used in such sections) without the prior written consent of Holder).

(b)        Stay, Extension and Usury Laws. Payor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Payor from paying all or any portion of the principal of or interest (including interest at the Default Interest Rate) on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and Payor (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

(c)        Mutilated, Destroyed, Lost or Stolen Notes. Upon receipt of an affidavit reasonably satisfactory to Payor of the ownership of and the loss, theft, destruction or mutilation of this Note and, in the case of any such mutilation, upon surrender and cancellation of this Note, Payor shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor.

(d)        Payment of Taxes. Payor shall pay or discharge, or cause to be paid or discharged, before the same may become delinquent, all stamp taxes and other duties, if any, which may be imposed by the United States or any political subdivision thereof or therein in connection with the issuance of this Note.

3.          Enforcement. Payor hereby waives demand, notice, presentment, protest and notice of dishonor. All payments by Payor under this Note shall be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

4.          Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)        Payor defaults in the payment of any principal or interest under this Note when due;

(b)        Payor fails to observe, comply with or perform any other covenant or agreement contained in this Note (including without limitation the covenants and agreements incorporated by reference, mutatis mutandis, in Section 2(a)); provided that, if such failure also constitutes a failure to observe, comply with or perform an obligation of Payor under the Loan Agreement (or would have constituted such a failure but for an amendment thereto or the termination thereof) and following such failure, Payor would be (or would have been) entitled to a grace period thereunder, Payor shall have a corresponding grace period under this Note before an Event of Default shall exist hereunder; or

(c)        To the extent not covered by Section 4(b), an “Event of Default” occurs under the Loan Agreement, as may be amended from time to time with the approval of the Bank in accordance with the Loan Agreement’s terms (or, if the Loan Agreement has been terminated, any event occurs or circumstances exist which would have constituted an “Event of Default” thereunder based on the terms of the Loan Agreement as in effect immediately prior to such termination, assuming that all required notices had been provided).

5.          Remedies.

(a)        Acceleration. Upon the occurrence of an Event of Default and during the continuance thereof, Holder shall have the right by notice to Payor to accelerate the payment of the principal amount and accrued interest hereon by Payor and any other amounts owing hereunder so that all such amounts are immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Payor; provided that, upon the occurrence of an Event of Default described in clause (f) or (g) of Section 13.1 of the Loan Agreement, without any action on the part of Holder, the principal amount, accrued interest and any other amounts owing under this Note shall become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Payor. Upon an acceleration hereof, Holder may enforce this Note by exercise of the rights and remedies granted to it by applicable law (including, without limiting any other rights, the right to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Holder or its affiliates to or for the credit or the account of Payor against any of and all the obligations of Payor now or hereafter existing under this Note, irrespective of whether or not Holder shall have made any demand under this Note and although such obligations may be unmatured). No course of dealing and no delay on the part of Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Holder’s rights, powers or remedies. The rights and remedies of Holder under this Note shall be cumulative. No right, power or remedy conferred by this Note upon Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. Payor shall pay all fees (including reasonable attorneys’ fees), expenses and court costs incurred by Holder for any claim or controversy arising out of or relating to this Note, including (i) in investigating any event which could be an Event of Default and (ii) in connection with the protection or enforcement of any of Holder’s rights in connection with this Note or the collection of any amounts due under this Note.

6.         Assignment. This Note shall bind Payor and Holder and their respective successors and permitted assigns. The obligations of Payor under this Note shall not be sold, assigned, encumbered or otherwise disposed of or transferred (whether for or without consideration, whether voluntarily or involuntarily or by operation of law), without the prior written consent of Holder. This Note may be sold, assigned, encumbered, conveyed or otherwise disposed of or transferred (whether for or without consideration, whether voluntarily or involuntarily or by operation of law), in whole or in part, by Holder without the consent of Payor; provided, however, that Holder shall provide Payor with notice that such transfer has been made within five (5) business days after the making of such transfer.

7.          Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt by the addressee thereof at such address set forth on the signature page hereto below such person’s signature, in the Note Register or as otherwise furnished to Payor in writing by Holder.

8.          Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of Payor and Holder.

9.          Captions. The section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Note and will not be deemed to limit or otherwise affect any of the provisions hereof.

10.        Severability. If any provision of this Note or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Payor or Holder. Upon such determination, Payor and Holder shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of Payor and Holder.

11.        Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and Rule 327(b) of the New York Civil Practice Law and Rules. Any action against Payor, including any action to enforce any judgment entered by any court in respect of any thereof, may be brought in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York, and Payor irrevocably consents to the jurisdiction and venue in the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, Payor irrevocably consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County, and in the courts hearing appeals therefrom. Payor hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Note, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Note, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Note, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which such person is entitled pursuant to the final judgment of any court having jurisdiction. Payor expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America. PAYOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, Payor has caused this Note to be duly executed as of the date first written above.

SIEBERT BRANDFORD SHANK FINANCIAL, LLC

By:	/s/ Susanne F. Shank
Name: Suzanne F. Shank Title: Chief Executive Officer Address: 100 Wall Street New York, NY 10005 Attn: Suzanne Shank

ACKNOWLEDGED AND AGREED:

MURIEL SIEBERT & CO., INC.

By:	/s/ Robert P. Mazzarella
Name: Robert P. Mazzarella Title: Director Address: 885 Third Avenue, Suite 3100 New York, New York 10022 Attn: Joseph Ramos

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